ride the light [GRAPHIC OMITTED]                                            NEWS

Qwest



                QWEST COMMUNICATIONS TO UPDATE FINANCIAL GUIDANCE
                     FOR 2001 AND 2002 AT ANALYST CONFERENCE

DENVER, December 13, 2001 -- Qwest Communications International Inc. (NYSE: Q), the broadband communications company, will update its financial guidance for the fourth quarter and full year 2001 and for 2002 at its analyst meeting in Denver. The new guidance reflects continued economic softness both nationally and within the 14 Western states in which Qwest provides local communications services as well as a decrease in demand for wholesale broadband capacity services.

For the fourth quarter of 2001, Qwest expects reported revenue of approximately $4.8 billion and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $1.7 billion. For the full year 2001, the company expects reported revenue of approximately $19.8 billion and EBITDA of approximately $7.45 billion.

For 2002, Qwest expects reported revenue in the range of $19.4 to $19.8 billion and EBITDA in the range of $7.1 to $7.3 billion. This represents a reduction of zero to two percent from 2001 expected revenue, and two to five percent from 2001 expected EBITDA in each case on a reported basis. On a recurring revenue basis, the 2002 estimate represents a five to seven percent growth over recurring revenues for 2001.

Qwest also announced reductions in its capital expenditures for 2002 from previous guidance of approximately $5.5 billion to a range of $4.2 to $4.3 billion. Qwest's resulting 2002 capital to revenue ratio is in the same range as other large communications companies. Qwest expects to be free cash flow positive in the second quarter of 2002 and beyond.

For 2001, the company expects a reported net loss per share in the range of ($2.30) to ($2.38) and normalized earnings per share of $0.07 to $0.08. Qwest expects normalized cash earnings per share for 2001 in the range of $0.78 to $0.79. For 2002, Qwest expects reported earnings per share in the range of $0.17 to $0.24 and cash earnings per share in the range of $0.29 to $0.36, in each case giving effect to the new FAS 142 accounting rules that go into effect on January 1, 2002.

Qwest expects to reduce its workforce by an additional 7,000 jobs, from 62,000 at the end of 2001 to 55,000 employees by mid-2002. The job reductions come as Qwest continues to streamline its business to meet lower customer demand from a
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deteriorating economy. Qwest expects to achieve this workforce reduction through attrition and continued business process improvements. The company also said it would take a charge against fourth quarter earnings of $400 to $600 million primarily for severance costs and minor asset write-downs.

The company does not expect the reductions to impact the delivery of service to customers.

Webcast
Qwest will provide a live webcast of the meeting. The webcast will begin promptly at 9:15am EST and can be accessed at www.qwest.com/about/investor/meetings. A replay of the webcast will also be made available at the same location.

About Qwest
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

Definitions
"Reported" results are prepared in accordance with generally accepted accounting principles (GAAP). "Recurring" results exclude revenue from optical capacity sales, IP equipment sales and other unusual items, such as contract settlements, that are non-recurring in nature. "Normalized" results eliminate the impact of merger-related and one-time charges, the restructuring charge, other asset write-offs and impairments, a depreciation adjustment on access lines returned to service, gains/losses on the sale of investments, change in the market value of investments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on merger-related expenses, and give effect to certain reclassifications made to prior periods to conform to the current presentation. Recurring or normalized results are not prepared in accordance with GAAP.


                                      # # #


This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; the duration and extent of the current economic downturn, including its effect on our customers and suppliers; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; rapid and significant changes in technology and markets; adverse changes in the regulatory or legislative environment affecting our business, delays in our ability to provide interLATA services within our 14-state local service area; failure to maintain rights-of-way; and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company. This release may include analysts' estimates and other information prepared by third parties for which we assume no responsibility. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


         Contacts:    Media Contact:              Investor Contact:
                      --------------              -----------------
                      Steve Hammack               Lee Wolfe
                      303-896-3030                800-567-7296
                      steve.hammack@qwest.com     IR@qwest.com